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                                                                   EXHIBIT 2.3

                                    AGREEMENT

     THIS AGREEMENT, dated as of June 17, 1996, is made by and between Whole Foods Market, Inc., a Texas corporation ("WFM"), and [Name of Stockholder] (the "Stockholder").

     Simultaneously herewith, WFM and Fresh Fields Markets, Inc. ("FF") are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which a subsidiary of WFM has agreed, subject to certain terms and conditions, to merge into FF (the "Merger"). The Stockholder is a stockholder of FF and has voting power with respect to the number of shares (the "Shares") of capital stock of various series (collectively "FF Capital Stock") of FF set forth by the Stockholder's signature hereto. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

     In order to induce WFM to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares, upon the terms and subject to the conditions set forth below.

     Accordingly, the parties hereto agree as follows:

     1. VOTING OF SHARES. The Stockholder hereby appoints WFM its proxy, with full power of substitution and revocation, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Shares of FF Capital Stock registered in the name of the Stockholder or with respect to which the Stockholder is entitled to vote and act only in respect of any FF stockholders' meeting called to consider the Merger (as further described in the Merger Agreement), or at any adjournment of such meeting, and the Stockholder directs that such proxy be voted in favor of the Merger. This proxy does not accord any voting rights to WFM other than the right to vote in favor of the Merger; WFM shall not have the right under this proxy to vote on any other matter that may be presented to the FF shareholders. Subject to the limitations set forth above, the Stockholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to the Shares and hereby ratifies and confirms all that said proxy, its substitutes, or any of them, may lawfully do by virtue hereof. The Stockholder further covenants not to seek to assert any appraisal or dissenters' right (to the extent applicable) in respect of the Merger. This proxy shall be irrevocable and shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder, unless terminated pursuant to the terms hereof. In the event that the stockholders of FF take action to approve the Merger by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to WFM.

     2. ACQUISITION OF FF SECURITIES. Stockholder agrees that any shares of capital stock of FF that Stockholder purchases or with respect to which Stockholder



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otherwise acquired beneficial ownership after the date of this Agreement and prior to the Effective Date shall be subject to the terms and conditions of this Agreement, and shall be subject to the proxy granted to WFM under
Section 1, to the same extent as if they constituted Shares held by the Stockholder at the time the proxy was granted.

     3. ACQUISITION OF WFM SECURITIES. The Stockholder hereby covenants and agrees that it will not acquire, or assist, advise or encourage any other person in acquiring, directly or indirectly, control of WFM or (except for shares of WFM acquired in the Merger) any of WFM's securities, business or assets for a period of three years from the date hereof unless WFM shall have consented in advance in writing to such acquisition; provided, however, the foregoing shall not apply to acquisitions of WFM securities to the extent that the Stockholder, and any third party assisted, advised or encouraged by the Stockholder beneficially own in the aggregate less than 10% of WFM's outstanding shares of capital stock.

     4. POOLING. From and after the time hereof until the Publication Date, the Stockholder will not take any action, or fail to take any action, that would reasonably be expected to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes.

     5. REPRESENTATION AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to WFM that:

     (a) Other than Goldman, Sachs & Co. as investment manager on behalf of the Stockholder, the Stockholder is the sole beneficial owner of the number of Shares listed opposite such Stockholder's signature hereto and no person has a right to acquire or direct the disposition, or holds a proxy or other right to vote or direct the vote, of such Shares. Other than this Agreement, the Merger Agreement or arrangements set forth in the FF Disclosure Schedule to the Merger Agreement, there is no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of such Stockholder's Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition or control of such Shares (except under pledge agreements with commercial lenders, copies of which have been furnished to WFM), or (ii) obligates such Stockholder to grant, offer or enter into any of the foregoing.

     (b) The Stockholder has the full right, power, authority and legal capacity to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by WFM, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.


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     (c)  The Stockholder will not sell, dispose of or otherwise transfer any
Shares unless the purchaser, recipient or transferee (as the case may be) executes and delivers to WFM an agreement in the form hereof.

     6. REPRESENTATIONS AND WARRANTIES OF WFM. WFM represents and warrants that:

     (a) It has the corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (b) It has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and this Agreement has been duly and validly executed and delivered by WFM and constitutes a valid and binding obligation of WFM.

     7. BENEFIT AND ASSIGNMENT. The rights and obligations of each party under this Agreement may not be assigned without the prior written consent of all other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     9. INJUNCTIVE RELIEF; REMEDIES CUMULATIVE. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party or parties upon the breach by any other party of such covenants and agreements, the non-breaching party or parties shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements. No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

     10. SEVERABILITY. If one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.


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     11.  CHOICE OF LAW.  This Agreement shall be construed under the laws of the State of Delaware (irrespective of its choice of law principles).

     12. ENTIRE AGREEMENT. This Agreement, the Merger Agreement and any other documents executed or delivered pursuant to this Agreement, contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, whether oral or written, among the parties with respect to such transactions. To the extent that the provisions of the Merger Agreement may be inconsistent with the provisions of this Agreement, the Merger Agreement will control.

     13. AMENDMENT. This Agreement may be amended only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

     14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     15. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms. In the event of the termination of this Agreement, this Agreement shall become void, there shall be no liability under this Agreement on the part of WFM or its officers or directors, or Stockholder, and all rights and obligations of the parties to this Agreement shall cease.

     16. NOTICE. All notices, demands, requests, or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing (and shall be deemed to have been duly given upon receipt) and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile transmission, addressed as follows:

                       (i)     If to WFM:

                               601 North Lamar Blvd., Suite 300
                               Austin, Texas 78703
                               Attention:  John Mackey, Chairman and CEO
                               Facsimile: 512-477-1301


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                               with a copy (which shall not constitute notice)
                               to:

                               Crouch & Hallett, L.L.P.
                               717 North Harwood Street
                               Suite 1400
                               Dallas, Texas  75201
                               Attention:  Bruce H. Hallett
                               Facsimile: 214-953-3154

                      (ii)     If to Stockholder


                               [to come]


                               with a copy (which shall not constitute notice) to:

                               Fried, Frank, Harris, Shriver & Jacobson
                               1001 Pennsylvania Avenue, N.W., Suite 800
                               Washington, D.C. 20004-2505
                               Attention:  Richard A. Steinwurtzel
                               Facsimile: 202-639-7003

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.


                              WHOLE FOODS MARKET, INC.


                              By:
                                  --------------------------------------------


                              [Name of Stockholder: to be signed exactly as name appears on certificates]


                              No. of Shares:
                                                -----------------------------

                              -----------------------------------------------

                              -----------------------------------------------


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